Exhibit 23.5

Consent of John Burns Real Estate Consulting, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Invitation Homes Inc. (the “Company”), and the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Summary,” “Industry Overview,” “Business” and “Experts” in the Registration Statement.

Dated: January 23, 2017

John Burns Real Estate Consulting, LLC

By:	/s/ Don Walker

Name:	Don Walker
Title:	President